Exhibit 99.1


Contact:     Brad E. Schwartz - (434) 773-2242
             Senior Vice President/Chief Financial Officer

Distribute:  PR Newswire, Virginia State/Local News

Dated:       November 19, 2003

            American National Bankshares Announces Quarterly Dividend

     FOR IMMEDIATE RELEASE (Danville, Virginia) - At its meeting on Tuesday, November 18, 2003, the Board of Directors of American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, declared a quarterly cash dividend of $0.19 per share of common stock, payable on December 19, 2003, to shareholders of record on December 5, 2003. This represents an increase of 5.6% when compared to the same period one year prior.

     American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank with fourteen offices in Danville, Chatham, Collinsville, Gretna, Martinsville, Henry County and South Boston, Virginia and Yanceyville, North Carolina. Services are also provided through nineteen ATMs, "AmeriLink" internet banking, and 24-hour "Access American" phone banking. Two bank subsidiaries, ANB Mortgage Corp. and ANB Investor Services, offer mortgage loans and brokerage services. The shares of American National Bankshares Inc. are traded on the NASDAQ National Market under the symbol "AMNB". Additional information about American National is available on its website at www.amnb.com.